EXHIBIT 99.06
                                Southern Company
                               Financial Overview
                            (In Millions of Dollars)


                                       3 Months Ended December                12 Months Ended December
                                    ------------------------------       ---------------------------------
                                     2006      2005      % Change          2006       2005       % Change
                                    ------    ------    ----------       --------   --------    ----------
 Consolidated -
   Operating Revenues               $3,152    $3,290       -4.2%         $ 14,356   $ 13,554       5.9%
   Earnings Before Income Taxes        234       174       34.5%            2,355      2,186       7.7%
   Net Income                          188       159       18.6%            1,573      1,591      -1.1%

 Alabama Power -
   Operating Revenues               $1,120    $1,134       -1.2%          $ 5,015    $ 4,648       7.9%
   Earnings Before Income Taxes        136       106       28.4%              873        817       6.8%
   Net Income Available to Common       80        57       39.7%              518        508       1.9%

 Georgia Power -
   Operating Revenues               $1,579    $1,694       -6.8%          $ 7,246    $ 7,076       2.4%
   Earnings Before Income Taxes        105        99        6.2%            1,234      1,195       3.3%
   Net Income Available to Common       76        61       23.6%              787        744       5.8%

 Gulf Power -
   Operating Revenues                $ 275     $ 264        4.4%          $ 1,204    $ 1,084      11.1%
   Earnings Before Income Taxes         10         5      122.2%              125        121       3.0%
   Net Income Available to Common        7         2      265.4%               76         75       1.0%

 Mississippi Power -
   Operating Revenues                $ 235     $ 228        2.9%          $ 1,009      $ 970       4.1%
   Earnings Before Income Taxes         11         5       96.8%              132        122       8.1%
   Net Income Available to Common        7         3      145.4%               82         74      11.1%

 Southern Power -
   Operating Revenues                $ 174     $ 213      -18.7%            $ 777      $ 781      -0.5%
   Earnings Before Income Taxes         44        44       -0.9%              206        187      10.5%
   Net Income Available to Common       27        27       -1.4%              124        115       8.4%



Notes

- Southern Company GAS completed the sale of substantially all of its assets on January 4, 2006 and is included in consolidated earnings in all periods as discontinued operations.
- Certain prior year data has been reclassified to conform with current year presentation.
- Information contained in this report is subject to audit and adjustments and certain classifications may be different from final results published in the Form 10-K.